CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment Number 1 to Form S-1 of our report included herein dated July 15, 2008 with respect to the balance sheet of Podium Technology Limited as of December 31, 2007 and the related statements of operations, changes in stockholder’s equity and comprehensive income and cash flows for the period July 3, 2007 (inception) to December 31, 2007. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: January 12, 2009